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                                 For:  G-III Apparel Group, Ltd.


                                       Contact: Investor Relations
                                       James Palczynski
                                       (203) 222-9013
                                       G-III Apparel Group, Ltd.
                                       Wayne S. Miller, Chief Financial Officer
                                       (212) 403-0500


G-III APPAREL GROUP, LTD. REPORTS FIRST QUARTER FISCAL 2005 RESULTS

        --Announces Renewal of NFL License and Several New Initiatives--

         New York, New York - June 3, 2004 -- G-III Apparel Group, Ltd. (Nasdaq:
GIII) today announced operating results for first quarter of fiscal 2005.

         For the three-month period ended April 30, 2004, G-III reported net sales of $16.5 million and a net loss of $4.8 million, or $0.68 per share, compared to net sales of $18.7 million and a net loss of $2.6 million, or $0.38 per share, during the comparable period last year.

         The Company noted that the quarter over quarter changes in net sales and gross profit resulted, as anticipated, from weaker sales of its fashion sports apparel. The Company continues to expect that results of operations for the second quarter will be similarly impacted.

         Morris Goldfarb, G-III's Chief Executive Officer, said, "We are pleased to announce a two year renewal, effective April 1, 2005, of our license with NFL Properties to continue to manufacture and market a comprehensive line of adult outerwear in the United States under a variety of NFL trademarks. In addition, we have signed new licensed apparel and outerwear programs and continue to seek new opportunities. We have added licenses with NASCAR for active wear and outerwear for men, women, and juniors, and with World Poker Tour for men's and women's casual sportswear and outerwear. In addition, we have become the exclusive men's and women's licensee for The Yard, a branding program launched by the Collegiate Licensing Company dedicated to the tradition, culture, and aspiration of historically black colleges and universities. Each of these new programs will leverage existing infrastructure. While they will require some time and attention to ramp up, we believe that each has the potential to contribute additional sales volume and profitability to our results."

         Mr. Goldfarb continued, "The first half of this year will see us post disappointing earnings compared to last year, largely as a result of the weakened market for our fashion sports apparel. We are cautiously optimistic about the second half of the year and expect earnings for our second half to be better than last year. However, the improvements in the second half will likely not be sufficient for us to report


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G-III APPAREL GROUP, LTD. REPORTS FIRST QUARTER FISCAL 2005 RESULTS



improved results for the entire year. We remain focused on the strategic development of our business and the continued diversification of our product offerings as we build for the future."

         For the second quarter ending July 31, 2004, the Company is forecasting net sales of approximately $35.0 million and a net loss per share between $0.15 and $0.20. In last year's second quarter, net sales were $45.3 million and diluted net income per share was $0.37.


ABOUT G-III APPAREL GROUP, LTD.

         G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, our own labels and private labels. The Company has fashion licenses with Kenneth Cole, Nine WEST, Timberland, Cole Haan, Jones Apparel, Sean John, Bill Blass, and James Dean and sports licenses with the National Football League, National Hockey League, National Basketball Association, Major League Baseball, Louisville Slugger, NASCAR, World Poker Tour and more than 60 universities nationwide. Company-owned labels include, among others, Black Rivet, Colebrook and Siena Studio.

         Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors that include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.


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G-III APPAREL GROUP, LTD. REPORTS FIRST QUARTER FISCAL 2005 RESULTS



                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
                                  (NASDAQ:GIII)
                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           SELECTED BALANCE SHEET DATA

               (in thousands, except share and per share amounts)
                                   (Unaudited)

                                                   First Quarter Ended April 30,
                                                   -----------------------------
                                                            (Unaudited)

                                                      2004               2003
                                                     -------           -------
Net sales                                            $16,521           $18,712

Cost of sales                                         14,759            14,358
                                                     -------           -------
Gross profit                                           1,762             4,354

Selling, general and administrative expenses          10,157             8,759
                                                     -------           -------
Operating loss                                        (8,395)           (4,405)

Interest and financing charges, net                       73                48
                                                     -------           -------
Loss before income taxes                              (8,468)           (4,453)

Income tax benefit                                    (3,641)           (1,826)
                                                     -------           -------
Net loss                                             $(4,827)          $(2,627)
                                                     =======           =======
Net loss per common share:

   Basic and Diluted                                  $(0.68)           $(0.38)
                                                     =======           =======
Weighted average number of common shares
outstanding                                        7,118,871         6,875,830

BALANCE SHEET DATA:

    Working Capital                                  $53,182           $44,687
    Cash                                              15,731             3,537
    Inventory                                         26,588            31,201
    Total Assets                                      73,375            65,659

    Outstanding Borrowings                               770               770

    Total Shareholders' Equity                       $60,776           $53,142


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